SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement (Revised)

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a

                                MOTO PHOTO, INC.
            (Name of Registrant as Specified In Its Charter)

                                MOTO PHOTO, INC.
            (Name of Person (s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125.00 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[ ] $500.00 per each party to the controversy pursuant to Exchange Act Rule 14a 6(i)(3)

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1)  Title of each class of securities to which transaction applies:________.

 2)  Aggregate number of securities to which transaction applies: __________.

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ___________.

 4)  Proposed maximum aggregate value of transaction: _______________.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1)  Amount Previously Paid:   $ 125.00.

 2) Form, Schedule or Registration Statement No.: Definitive Proxy #0000704508-96-000004.

 3)  Filing Party:  Moto Photo Inc.

 4)  Date Filed:    April 29, 1996.


                        MOTO PHOTO, INC.
                     4444 LAKE CENTER DRIVE
                       DAYTON, OHIO 45426



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

               TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Shareholders of Moto Photo, Inc. (the" Company") will be held at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426, on Thursday, June 27, 1996 at 9:00 a.m., for the following purposes:

     1.   To elect a Board of Directors for the ensuing year;

     2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting.

     The accompanying Proxy Statement contains information regarding the items of business to be considered at the Annual Meeting.

     The holders of Common Stock of record at the close of business on April 29, 1996, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be available at the Annual Meeting and during the ten days before the Annual Meeting at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio 45426.


     Dayton, Ohio
     May 3, 1996

     Even if you plan to attend the meeting, please sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. If you have previously submitted a proxy card and are present at the Annual Meeting, you will be able to revoke the proxy and vote your shares in person




                        MOTO PHOTO, INC.
                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS

                        TABLE OF CONTENTS

                                                            PAGE

NOTICE .....................................................  1
TABLE OF CONTENTS...........................................  2
GENERAL.....................................................  3
     Record Date and Outstanding Stock......................  3
     Quorum and Voting......................................  3
     Action To Be Taken Under the Proxy.....................  3
     Votes Required.........................................  4
     No Appraisal Rights....................................  4
     Solicitation of Proxies................................  4
     Revocation of Proxies..................................  4
     Annual Report..........................................  4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................  5
     Potential Future Change in Control.....................  6
     Compliance with Section 16(a) of the Securities Exchange
     Act of 1934............................................  7
ELECTION OF DIRECTORS.......................................  7
     Information Concerning Nominees........................  7
     Meetings of Board of Directors and Committees..........  8
     Compensation of Outside Directors......................  9
EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION...............  9
     Executive Officers.....................................  9
     Executive Compensation................................. 10
     Option Grants in 1995.................................. 11
     Option Exercises and Year-End Option Values ........... 11
     Employment Contracts, Termination of Employment and
     Change-in-Control Arrangements......................... 11
     Compensation Committee Interlocks and Insider
     Participation.......................................... 12
     Report of the Compensation Committee and Mr. Adler..... 12
COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS............ 14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............. 15
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.................... 16
PROPOSALS OF SHAREHOLDERS................................... 16
OTHER MATTERS............................................... 16


                        MOTO PHOTO, INC.
                     4444 LAKE CENTER DRIVE
                       DAYTON, OHIO 45426

                         PROXY STATEMENT
                               FOR
                 ANNUAL MEETING OF SHAREHOLDERS

                          JUNE 27, 1996


     The following information is furnished in connection with the Annual Meeting of Shareholders of Moto Photo, Inc. (the "Company") to be held on Thursday, June 27, 1996 at 9:00 a.m., at the offices of the Company, 4444 Lake Center Drive, Dayton, Ohio. This Proxy Statement will be mailed on or about May 3, 1996, to holders of Voting Common Stock ("Common Stock") of record as of the record date.

                             GENERAL

     RECORD DATE AND OUTSTANDING VOTING STOCK

     The record date ("Record Date") for determining shareholders entitled to vote at the Annual Meeting has been fixed at the time of the closing of business on April 29, 1996. On that date, the Company had 7,785,973 shares of Common Stock outstanding and entitled to be voted.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned to another place, date or time. At any such reconvened meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

     Cumulative voting is not permitted in the election of directors of the Company. On all matters (including the election of directors) submitted to a vote of the shareholders at the Annual Meeting or any adjournment of the Annual Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock owned of record by such shareholder on the Record Date.

ACTION TO BE TAKEN UNDER THE PROXY

     Proxies in the accompanying form which are properly executed and returned will be voted in accordance with the instructions on the proxies. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

          (a) "FOR" the election to the Board of Directors of the seven persons named in this Proxy Statement as the nominees of the Board of Directors; and
          (b) As to any other matters which may properly come before the meeting in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other matters to be presented for consideration at the meeting.




VOTES REQUIRED

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.


NO APPRAISAL RIGHTS

     There are no dissenters' appraisal rights under Delaware law with respect to any actions proposed to be taken at the Annual Meeting.

SOLICITATION OF PROXIES

     The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of proxy solicitation materials will be furnished to banks, brokerage houses fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

REVOCATION OF PROXIES

     Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later-dated proxy. Any such written notice of revocation or later-dated proxy should be addressed to Jacob A. Myers, Secretary, at the Company's offices.

ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995, including audited financial statements, accompanies thiS Proxy Statement. Neither the Report nor the financial statements are deemed to be a part of the material for the solicitation of proxies.


                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT


     At April 15, 1996, the Company had 7,785,973 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1996 by (i) each of the Company's directors or nominees for director, its chief executive officer and its other executive officers whose total salary and bonus for the year ended December 31, 1995 exceeded $100,000, (ii) all directors, nominees and executive officers of the Company as a group, and
     (iii) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock. Unless otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them.



                                         NUMBER     PERCENT
   NAME                                OF SHARES    OF CLASS
                                                      (1)
   DIRECTORS AND CERTAIN
     EXECUTIVE OFFICERS
        Michael F. Adler (2) ....     1,482,776        18.5%
          4444 Lake Center Drive
          Dayton, OH  45426
        Harry D. Loyle (3) ......       503,375         6.5%
          410 S. Main Plaza
          Pleasantville, NJ 08232
        David A. Mason (4) ......        94,250         1.2%
        Jacob A. Myers (5) ......        41,500           *
        Frank W. Benson (5) .....        25,000           *
        Dexter B. Dawes (5) .....        21,000           *
        Leslie Charm (5) ........        15,000           *
        Douglas M. Thomsen ......         5,000           *
        Frank M. Montano (6) ....       165,970         2.1%
   ALL DIRECTORS, NOMINEES AND
   EXECUTIVE
   OFFICERS AS A GROUP (15
   PERSONS) (7) .................     2,435,672        29.0%
   BENEFICIAL OWNERS OF MORE THAN
     5% OF THE COMMON STOCK
        Fuji Photo Film U.S.A.
        Inc. (8) .................    1,000,000        11.4%
            555 Taxter Road
            Elmsford, NY 10523


*  Less than 1%

(1)Percent of class is calculated without regard to shares of Common Stock issuable upon exercise of outstanding warrants or stock options, except that any shares a person is deemed to own by having the right to acquire upon exercise of a warrant or option are considered to be outstanding solely for purpose of calculating such person's percentage ownership.

(2)The shares of Common Stock indicated as beneficially owned by Mr. Adler: (i) include 2,332 shares owned by Michael F. Adler as custodian for Elizabeth Adler; (ii) include 6,000 shares owned by the Elizabeth Adler Trust for which Mr. Adler is trustee; (iii) include 1,000 shares which he has the right to acquire upon exercise of warrants owned by him; (iv) include 190,000 shares which he has the right to acquire by exercise of stock options which are currently exercisable; (v) include 2,000 shares issuable upon the exercise of warrants owned by the Robert Adler Trust for which Mr. Adler is co-trustee and shares voting and investment power with Jacob A. Myers, an officer and director of the Company; and (vi) exclude a total of 11,000 shares owned by Mr. Adler's spouse, as to which Mr. Adler disclaims beneficial ownership. Such shares also include 1,204,080 shares of Common Stock owned by Progressive Industries Corporation ("Progressive"), which is 98% owned by Mr. Adler and his family, which shares of Common Stock Mr. Adler may be deemed to own due to his ownership of a controlling interest in Progressive and his position as President of Progressive. The shares of Common Stock owned by Progressive include 46,000 shares issuable upon exercise of warrants owned by Progressive.

(3)Includes 3,000 shares which Mr. Loyle has the right to acquire upon exercise of warrants owned by him and 321,375 shares held by Corral Photographic Corp., a corporation 100% owned by Mr. Loyle.

(4)Includes 55,000 shares which Mr. Mason has the right to acquire upon exercise of stock options which are currently exercisable and excludes 2,000 shares owned by Mr. Mason's wife, as to which Mr. Mason disclaims beneficial ownership.

(5)Includes 15,000 shares which this individual has the right to acquire upon exercise of a stock option which is currently exercisable.

(6)Includes 150,000 shares which Mr. Montano has the right to acquire upon exercise of stock options which are currently exercisable.

(7)Includes 520,000 shares which such group has the right to acquire upon exercise of stock options which are currently exercisable and 53,000 shares which such group has the right to acquire upon exercise of warrants.

(8)Consists of 1,000,000 shares issuable upon exercise of warrants owned by Fuji Photo Film U.S.A., Inc. ("Fuji").


POTENTIAL FUTURE CHANGE IN CONTROL

     Fuji is the holder of 1,000,000 shares of Series G Non-Voting Cumulative Preferred Stock (the "Fuji Preferred Stock") and warrants to purchase 1,000,000 shares of the Company's Common Stock for $2.375 per share which expire in 2002.

     The Fuji Preferred Stock is redeemable by the Company at any time in aggregate amounts of at least $1 million. The shares are subject to mandatory redemption on January 1, 1999 ("Mandatory Redemption Date"). Any redemption of the Fuji Preferred Stock must be either in cash from the proceeds of an equity offering or in Common Stock valued at 90% of the market price at the time of redemption; provided, however, that Fuji may refuse any proposed redemption by the Company in shares of Common Stock and elect to continue to hold the Fuji Preferred Stock without impairment of any right to require redemption at a later time. The redemption price for the Fuji Preferred Stock is $10.00 per share, or an aggregate of $10 million. If the market price of the Company's Common Stock on the Mandatory Redemption Date is less than $3.00 per share, the redemption of the Fuji Preferred Stock will be extended until the earlier of (i) the first date on which the market price of the Common Stock exceeds $3.00 per share or (ii) the date one year following the initial Mandatory Redemption Date. If the Fuji Preferred Stock is redeemed in shares of Common Stock, depending upon the market price of the Common Stock and the number of shares of Common Stock outstanding, such redemption could result in Fuji acquiring control of the Company.

     The Fuji Preferred Stock is also redeemable at Fuji's option under certain other circumstances ("Redemption Event") which include, after appropriate cure periods, the failure of the Company to meet certain requirements under a supply agreement with Fuji, default by the Company under certain other agreements between the Company and Fuji, the termination of involvement in the day-to-day management of the Company of either of Michael F. Adler or David A. Mason, a change in control of the Company, the Company's bankruptcy or insolvency, or failure by the Company to meet its obligations under other indebtedness in excess of $100,000. If the Company fails to redeem all of the Fuji Preferred Stock upon the occurrence of a Redemption Event, Fuji has the right, until all of the shares of Fuji Preferred Stock are redeemed or the Redemption Event is cured, to elect the majority of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     After he left the Company's employ, Frans VanOudenallen, formerly Vice President of Marketing for the Company, failed to report the expiration of options granted to him while he was in the Company's employment. Based solely on a review of filed reports or other information provided to the Company, no other person who at any time during 1995 was director, executive officer, or beneficial owner of more than ten percent of any class of the equity securities of the Company failed to file reports as required by Section 16(a) of the Securities Exchange Act of 1934.

     Through inadvertence, certain individuals filed late reports; in each case, the report was filed as soon as the failure to file was discovered. Alfred Lefeld, Paul Pieschel, and Kathryn Drury each filed one late report with respect to one transaction each; Robert Galastro filed one late report with respect to two transactions.

                      ELECTION OF DIRECTORS
                   (Item 1 on the Proxy Card)

     The Board of Directors has established the size of the Board as seven members and has nominated seven of the current members of the Board for re-election. For personal reasons, Jacob A. Myers has declined to stand for re-election. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified, or until such directors earlier death, resignation or removal. The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect the nominees listed. If any nominee becomes unavailable for any reason, or if a vacancy shall occur before the election (which events are not anticipated), the shares of Common Stock represented by the enclosed proxy will be voted for such other person as may be recommended by the Board of Directors of the Company.

     There is no formal arrangement among the directors or shareholders to nominate any person for election to the Board of Directors. No family relationships exist between or among directors or officers of the Company.

INFORMATION CONCERNING NOMINEES

     Michael F. Adler. Age 59. Mr. Adler was elected President of the Company in February, 1984, its Chief Executive Officer in June, 1985, and its Chairman in October 1990. He was elected a director of the Company on June 29, 1983. Mr. Adler has also been President, Chief Executive Officer and a director of Progressive Industries Corporation ("Progressive") since 1968, positions he still holds. He is a member of the Board of Directors and Chairman of the Venture Capital Committee of the City-Wide Development Corporation, Dayton, Ohio, and a member of the Board of Directors of The 2003 Committee in Dayton, Ohio. Mr. Adler has previously been a member of the Board of Trustees of the Photo Marketing Association, the Ohio Building Authority, and the State Governance Board-Jobs for Ohio Graduates, a member of the executive committee and past Chairman of the Board of Trustees-Jobs for Dayton Graduates, as well as chairman of the nominating council of the Public Utilities Commission of Ohio and of the City-Wide Development Corporation, Dayton, Ohio.

     Frank W. Benson. Age 68. Mr. Benson became a director of the Company in February, 1989. Since June, 1988, Mr. Benson has been Director of Finance and Administration, and, since October, 1989, Treasurer of the Center for Policy Negotiation, Inc. in Boston, Massachusetts. He served as an independent consultant to small businesses from May, 1987 through May, 1988. From February, 1983 through April, 1987, Mr. Benson was President, Treasurer, and a director (through January, 1987) of Bailey's of Boston, Inc., a manufacturer and retailer of ice cream and candies in Massachusetts.

     Leslie Charm. Age 52. Mr. Charm was elected a director in October, 1990. Mr. Charm's principal occupation since August, 1990 has been as partner of three management consulting firms in Massachusetts: Restoration Associates, Youngman and Charm and Conway & Youngman. From 1977 to August, 1990, Mr. Charm was President of Docktor Pet Centers, Inc., Wilmington, Mass.; approximately fifteen months after it was sold and Mr. Charm ceased his affiliation with Docktor Pet Centers, Inc., such company filed a petition in bankruptcy. Mr. Charm is a former director of the International Franchise Association. In addition, since 1989 Mr. Charm has been an adjunct professor of entrepreneurial finance at Babson College in Wellesley, Massachusetts. Mr. Charm is a director of several privately-held companies.

     Dexter B. Dawes. Age 59. Mr. Dawes became a director of the Company in December, 1989. Since September, 1989, Mr. Dawes has been President of John Hancock Capital Growth Management, Inc. From 1972 to September 1989, he was Chairman of the New York and San Francisco-based investment banking firm of Bangert, Dawes, Reade, Davis & Thom Incorporated. Mr. Dawes is a trustee of the Philharmonic Baroque Orchestra of San Francisco, California.

     David A. Mason. Age 55. Mr. Mason was elected Treasurer and a director of the Company in June, 1983 and Executive Vice President - Finance and Chief Financial Officer in December, 1983. Mr. Mason has also been Senior Vice President and Treasurer of Progressive since 1975 and a director of Progressive since 1976, positions he still holds.

     Douglas M. Thomsen. Age 77. Mr. Thomsen was first elected a director of the Company in June, 1988. Until his retirement in January, 1988, Mr. Thomsen had been associated with Federated Department Stores ("Federated") for over forty years. Most recently, from March, 1987 to December, 1987, Mr. Thomsen served as a consultant on a special project for Federated. From 1972 to March, 1987, Mr. Thomsen served as Chairman and Chief Executive Officer of Rike's, Shillito/Rike's, and Lazarus, divisions of Federated.

     Harry D. Loyle. Age 42. Mr. Loyle became a director of the Company in July, 1993. Since July, 1985, Mr. Loyle's principal occupation has been as President and Director of Franchise Development for ProMoto Management Corporation, an area developer for the Company. He also serves as Secretary/Treasurer and is a director and shareholder of the following One Hour MotoPhoto franchisees: Corral Photographic Corporation in Northfield, New Jersey, B & H Management Services, Inc. in Ventnor, New Jersey, and the Positive Negative, Inc. in Bala Cynwyd, Pennsylvania. Mr. Loyle serves as director and/or officer or partner of a number privately held businesses in New Jersey and Pennsylvania. From 1976 to 1985, he was President and General Manager of Charlex, Inc., a company that owned and operated retail photographic stores. In January, 1995, Mr. Loyle was elected to the Franchise Advisory Council of the International Franchise Association.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors had five meetings during 1995 The Board of Directors has established standing Audit and Compensation Committees; it does not have a nominating committee. Each director attended, in person or through telephone conference call, at least three-fourths of the aggregate meetings of the Board of Directors and the meetings of the committees, if any, on which he served.

     The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with financial personnel of the Company about such matters. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee has three members: Mr. Dawes, Mr. Myers, and Mr. Loyle. The Audit Committee met three times during 1995.

     The Compensation Committee meets to review and to make recommendations to the Board about certain compensation matters. In addition, the Compensation Committee administers the Company's 1992 Performance and Equity Incentive Plan. The Compensation Committee has three members: Mr. Benson, Chairman, Mr. Charm, and Mr. Thomsen. The Compensation Committee met twice during 1995.

COMPENSATION OF OUTSIDE DIRECTORS

     The Company pays certain compensation to its outside directors for their services to the Company. Directors who are also employees of the Company receive no additional remuneration for serving as directors.

     Jacob A. Myers receives from the Company his regular hourly rate for time he spends at meetings of the Board of Directors and committees. During 1995, Mr. Myers' hourly rate was $180.

     During 1995, outside directors (other than Mr. Myers, who is compensated as noted above) were paid monthly fees of $350, as well as a fee of $500 per Board of Directors meeting attended in person, $225 per committee meeting attended in person, and $150 per meeting attended via telephone conference call.

     In addition, Mr. Charm, who acts as a consultant to the Company, was paid fees of $6,000 for his services in that capacity during 1995.


                EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

     In addition to Messrs. Adler and Mason, who are listed elsewhere herein under the heading "Information Concerning Nominees," the following individuals also serve as executive officers of the Company.

     Frank M. Montano. Age 43. Mr. Montano was appointed as Executive Vice President and Chief Operating Officer in September, 1992. From June, 1990 to September, 1992, he served with Sbarro, Inc., first as President (May, 1991 to September, 1992). From April, 1989 to June, 1990,
     Mr.Montano was associated with Diet Center, Inc., as Vice President of Operations (April, 1989 to October, 1989) and as Senior Vice President (October, 1989 to June, 1990). From August, 1986 to April, 1989, Mr. Montano was Vice President of Franchising for Marriott Corporation.

     Leonard S. Swartz. Age 63. Mr. Swartz was appointed as Senior Vice President for Operations in July, 1989 and in January, 1990 was given primary responsibility for franchise operations. Between February, 1984 and July, 1989, Mr. Swartz was Executive Vice President for Operations of the Company.

     Donald J. Isaacs. Age 51. Mr. Isaacs was appointed as Vice President of Wholesale and Communication Services in September, 1994. Prior to his appointment to his current position, Mr. Isaacs served as Vice President and Controller of the Company from February, 1988 and as Controller from November, 1985.

     Kathryn A. Drury. Age 32. Ms. Drury was appointed as Vice President of Marketing in August 1995. From October 1993 to August 22, 1995 she served as Regional Marketing Director for the Company. Ms. Drury served as Senior Marketing Manager for the Company from September 1991 to October 1993 and as Operations Manager for the Company from November 1988 to September 1991.

     Alfred E. Lefeld. Age 37. Mr. Lefeld was appointed as Vice President and Controller in October, 1994. From June, 1993 to October, 1994, Mr. Lefeld served as director of MIS for the Company. From January, 1992 to May, 1993, Mr. Lefeld served as Controller - Midwest Division for MAB Paints and Coatings. From March, 1984 to December, 1992, Mr. Lefeld was Controller for Paint America Company.

     Robert A. Galastro. Age 53. Mr. Galastro was appointed as Vice President of Company Store Operations in September, 1994. From January, 1993 to September, 1994, Mr. Galastro was Senior Vice President and Chief Operating Officer of BCB, Inc., a franchisor of upscale bakery and gourmet coffee cafes. From March, 1992 to December, 1992, Mr. Galastro was self-employed as a consultant to the hospitality and retail industries. From December, 1991 to February, 1992, Mr. Galastro served as Zone Vice President for Sbarro, Inc. Mr. Galastro has also served from April, 1991 to November, 1991, as President and Chief Operating Officer of Skolniks, Inc., a franchisor of upscale bagel bakeries and cafes, and from January, 1990 to April, 1991 as President and Chief Operating Officer of Winchells, Inc., a franchisor of donut and bakery cafes.

EXECUTIVE COMPENSATION

     The following table discloses compensation received for the preceding three fiscal years by the Company's chief executive officer and the other executive officers of the Company whose total salary and bonus for the year ended December 31, 1995 exceeded $100,000. These individuals are referred to herein as the "named executive officers."




                                                             LONG TERM
                                        ANNUAL              COMPENSATION
                                     COMPENSATION              AWARDS



                                                       OTHER
                                                       ANNUAL      RESTRICTED    SECURITIES       ALL OTHER
                       FISCAL                     COMPENSATION        STOCK      UNDERLYING      COMPENSATION
NAME AND PRINCIPAL      YEAR    SALARY   BONUS          (1)         AWARDS($)   OPTIONS(#)(2)      (3)
POSITION
Michael F. Adler       1995     $156,921    -             $16,576       -          66,687             $  2,600
  President and Chief  1994      153,246    -              17,373       -             -                  5,119
  Executive Officer    1993      145,423  $10,000          15,847       -                               11,486

Frank M. Montano       1995      152,708     -                 -        -          63,880             $ 12,884
  Executive Vice       1994      148,246     -                 -        -             -                 14,353
  President            1993      145,558  $15,000              -        -             -                 54,028
  and Chief Operating
  Officer

David A. Mason
  Executive Vice
  President -          1995     116,631      -                -         -          48,889             $  1,400
  Finance, Chief       1994     111,861      -                -         -             -                  3,117
  Financial Officer    1993     102,185    7,500              -         -             -                  5,994
  and Treasurer


(1) The primary component of "Other Annual Compensation" for Mr. Adler is a car allowance. In 1995, 1994 and 1993, the car allowances were $11,117, $11,993, and $11,907, respectively. "Other Annual Compensation" for the other named executive officers was less than ten percent of their respective annual salaries and bonuses and therefore need not be disclosed.

(2) During 1995, Messrs. Adler, Montano, and Mason were granted options to purchase shares of the Company's Common Stock as shown in the table. On June 15, 1995 (the date of grant of the options) the shares underlying the options granted to Messrs. Adler, Montano, and Mason had an aggregate market value of $150,046, $143,730, and $110,00, respectively, based on the closing sale price of the Common Stock on such date, $2.25 per share, as reported on the NASDAQ.

(3)"All Other Compensation" in 1995 for Messrs. Adler and Mason consists of the Company's contributions for Messrs. Adler and Mason to the Company's defined contribution retirement plan. "All Other Compensation" in 1995 for Mr. Montano consists of $3,512 equivalent to interest at 9% that would have accrued during such period on transition loans made by the Company to Mr. Montano during 1992 and 1993 in connection with his employment by the Company with respect to which no interest is charged, $8,672 representing indebtedness under such loans forgiven by the Company during 1995 and $700 representing Company's contribution for Mr. Montano to the Company's defined contribution retirement plan.



                                   OPTION GRANTS IN 1995


                                                                  Potential
                                                                Realized Value at
                                                                 Assumed Annual
                                                             Rates of Stock Price
                                                                  Appreciation
                           Individual Grants                    for Option Term

Name         Number of           % of
             Securities          Total
             Underlying Options  Options   Exercise
             Granted             Granted   Price        Expiration
                                 to        Per Share      Date         5%(1)   10%(1)
                                 Employees
                                 in 1995

Michael F.   33,343 (2)          6.6%    $2.475           7/15/2000   $22,800  $ 50,382
Adler        33,344 (3)          6.6%    $2.475           6/15/2005   $51,800  $131,526
Frank M.     31,940 (2)          6.3%    $2.25            7/15/2000   $19,855  $ 43,874
Montano      31,940 (3)          6.3%    $2.25            6/15/2005   $45,291  $114,534
David A.     24,444 (2)          4.9%    $2.25            7/15/2000   $15,195  $ 33,577
Mason        24,445 (3)          4.9%    $2.25            6/15/2005   $34,663  $ 87,658


(1) The Potential Realizable Values upon exercise of stock options are equal to the product of the number of shares underlying the options and the difference between (i) the respective hypothetical stock prices on the date of option exercise and (ii) the exercise price per share of the options. The hypothetical stock prices are equal to the price per share of the Common
Stock as of the date of the option grant compounded annually at the rates of 5% and 10%, respectively, over the term of the option. The rates of appreciation used are required by the Securities and Exchange Commission and do not represent a projection or estimate by the Company on the potential growth of its Common Stock. Therefore, there can be no assurance that the rate of stock price appreciation presented in this table can be achieved.

(2) Each of the options is exercisable as to 20% of the shares on June 15 of each year,commencing June 15, 1996.

(3)  Each of the options is exercisable as
to 20% of the shares on June 15 of each year, commencing June 15, 1996, provided the Company's earnings per share have achieved certain specified growth. To the extent the options have not previously become exercisable, the options become fully exercisable as to all shares previously unexercised on March 15,2005.

OPTION EXERCISES AND YEAR-END OPTION VALUES

None of the named executive officers
exercised any stock option during the year ended December 31, 1995,

                              NUMBER OF                 VALUE OF
                              UNEXERCISED               UNEXERCISED
                             OPTIONS HELD AT           IN-THE-MONEY
                             FISCAL YEAR END            OPTIONS AT
                                                        FISCAL YEAR
                                                         END($)(1)


NAME                    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE

Michael F.                190,000       66,687         $23,058          -
Adler
Frank M.                  150,000      113,880             -            -
Montano
David A.                   55,000       48,889         $11,250          -
Mason

(1) Based on the closing sale price of the Company's Common Stock on December 29, 1995 (the last trading date prior to the year-end) of $1.5625 per share as reported on the NASDAQ.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    On January 1, 1994, Michael F. Adler, the Company's President and Chief Executive Officer, entered into an employment contract effective through December 31, 1996. The Contract is automatically renewed at the end of each fiscal year for an additional three year term unless the Board takes other action. The employment contract provides for a base salary of $150,000 per year, subject to annual review of the Board of Directors. Under the employment contract, Mr. Adler's eligibility for bonus payments for 1994 was based on an incentive formula set forth in the contract.
    The employment contract calls for Mr. Adler's bonuses for subsequent years to be determined by the Board of Directors. The employment contract also provides that, in the event Mr. Adler's employment is terminated without cause, he will be entitled to salary continuation equal to thirty-six months of the salary he was receiving immediately prior to termination.

    On June 23, 1993, David A. Mason, the Company's Executive Vice President - Finance, Chief Financial Officer and Treasurer, entered into an employment contract effective April 1, 1993 through March 31, 1996. The employment contract provides for a base salary of $104,000 per year, subject to annual review by the Board of Directors. The employment contract calls for Mr. Mason's bonuses to be determined by the Board of Directors. The Compensation Committee has authorized renegotiation of the employment contract for a new three-year term and has extended the existing contract for one year.

    On January 1, 1994, Frank M. Montano, the Company's Executive Vice President and Chief Operating Officer, entered into an employment contract effective through December 31, 1996. The employment contract provides for a base salary of $145,000 per year, subject to annual review by the Board of Directors. Under the employment contract, Mr. Montano's eligibility for bonus payments for 1994 was based on an incentive formula set forth in the contract. The employment contract calls for Mr. Montano's bonuses for subsequent years to be determined by the Board of Directors. The Compensation Committee has authorized renegotiation of the employment contract for a new three-year term.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors are Frank W. Benson, Chairman, Leslie Charm and Douglas M. Thomsen, all of whom are independent non-employee directors. The Committee establishes the compensation of the Chief Executive Officer. Michael F. Adler, President, Chief Executive Officer and Chairman of the Board, sets compensation for all other executive officers but reviews such decisions with the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE AND MR. ADLER

    COMPENSATION ELEMENTS

    Compensation of the Company's executive officers consists of three principal elements:

         o Base salaries designed to be competitive in the Company's geographic market and with comparably situated companies;

         o Annual bonuses which are generally dependent on the Company's profitability for the year, but from time to time discretionary bonuses are granted based on a subjective review of the performance of executive officers and taking into consideration accomplishments which will benefit the Company over the longer term; and

         o Stock options which are designed to align the executives' interests with long-term interests of the shareholders.



    EXECUTIVE OFFICER COMPENSATION

    Several of the Company's executive officers, including Messrs. Adler, Montano, and Mason, are employed pursuant to employment contracts which specify base salary and bonus levels. It is the Company's policy to pay base salaries to executive officers in the 25th to 75th percentile for comparable positions for comparably situated companies. Bonuses for executive officers are determined either by the terms of the executive officer's employment contract or by the Board of Directors. No bonuses were paid to executive officers during 1995.

    During 1995, the Compensation Committee established the Officer and Key Employee Stock Ownership Program (``the Program'') to encourage increased share ownership by participating employees and to enhance Company performance by strengthening the interests of participating employees in the financial success of the Company. The number of options granted to an employee under the Program is calculated by a formula based on the number of shares of Common Stock owned by the employee, the employee's salary, the market price of the Common Stock on the date of grant, and a ``participation percentage''determined by the Compensation Committee. Each employee to whom options are granted must own at least 500 shares of Common Stock. The terms of the grant require each employee to maintain ownership of a specified minimum number of shares of Common Stock. The options become exercisable as to 50% of the shares covered by each option grant at the rate of 20% (of such 50% portion) per year on the anniversary of the grant date. This portion of the options expires 5 years after the grant date. Options granted as to the remaining 50% of the shares become exercisable at the rate of 20% of the shares per year on the anniversary of the grant date, provided that the Company's earnings per share have achieved certain levels. To the extent the options have not previously become exercisable, the options become fully exercisable nine years and nine months following the grant date and expire ten years from the grant date. Pursuant to the Program, the Compensation Committee granted incentive stock options to purchase a total of 330,638 shares of Common Stock to the executive officers of the Company and incentive stock options to purchase 141,448 shares of Common Stock to key employees of the Company. In addition, the Compensation Committee granted options to purchase 10,000 shares of Common Stock each to Mr. Lefeld and Ms. Drury.


    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Compensation for the Company's Chief Executive Officer, Michael F. Adler, is determined under the terms of his employment contract with the Company. During 1995, Mr. Adler received the base salary under the contract of $156,000. Mr. Adler's bonus compensation is also determined pursuant to the employment contract. Mr. Adler's bonus for 1995 was dependent upon the Company achieving certain target pre-tax net income levels. The target levels were not reached during 1995, and Mr. Adler did not receive a bonus for such period.


         Compensation Committee:

              Frank W. Benson, Chairman
              Leslie Charm
              Douglas M. Thomsen

          Michael F. Adler, Chief Executive Officer



                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

    The following line graph compares the yearly percent change in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Retail Trade Stocks for the period of five fiscal years (1991 to 1995). It assumes that $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the other indices, with all dividends reinvested.


     DATE         COMPANY INDEX     MARKET INDEX       PEER INDEX

   12/31/90             100.000          100.000          100.000
   01/31/91             125.000          111.085          111.324
   02/28/91             130.000          121.770          122.339
   03/28/91             240.000          129.918          138.902
   04/30/91             190.000          130.742          141.123
   05/31/91             205.000          136.742          149.434
   06/28/91             200.000          128.414          143.517
   07/31/91             205.000          136.016          154.350
   08/30/91             190.000          142.779          157.865
   09/30/91             160.000          143.304          162.328
   10/31/91             230.000          148.040          162.773
   11/29/91             190.000          143.073          163.042
   12/31/91             170.000          160.548          189.957
   01/31/92             260.000          169.937          194.378
   02/28/92             220.000          173.788          197.894
   03/31/92             220.000          165.585          188.520
   04/30/92             210.000          158.485          170.938
   05/29/92             250.000          160.544          168.106
   06/30/92             370.000          154.268          157.241
   07/31/92             340.000          159.731          162.349
   08/31/92             410.000          154.850          152.593
   09/30/92             380.000          160.607          164.041
   10/30/92             340.000          166.932          168.494
   11/30/92             340.000          180.217          176.418
   12/31/92             320.000          186.851          178.772
   01/29/93             480.000          192.171          175.357
   02/26/93             540.000          185.001          166.082
   03/31/93             520.000          190.356          169.276
   04/30/93             420.000          182.232          159.241
   05/28/93             520.000          193.118          167.542
   06/30/93             460.000          194.011          167.318
   07/30/93             460.000          194.241          170.417
   08/31/93             400.000          204.281          180.088
   09/30/93             340.000          210.367          185.539
   10/29/93             500.000          215.095          192.956
   11/30/93             400.000          208.680          185.584
   12/31/93             440.000          214.496          188.936
   01/31/94             460.000          221.006          188.563
   02/28/94             420.000          218.941          184.738
   03/31/94             420.000          205.475          173.819
   04/29/94             480.000          202.809          174.180
   05/31/94             440.000          203.305          170.148
   06/30/94             380.000          195.870          166.739
   07/29/94             360.000          199.888          166.983
   08/31/94             330.000          212.630          179.515
   09/30/94             330.000          212.087          182.260
   10/31/94             320.000          216.254          184.458
   11/30/94             400.000          209.082          177.457
   12/30/94             380.000          209.670          172.277
   01/31/95             320.000          210.775          166.243
   02/28/95             290.000          221.915          169.672
   03/31/95             370.000          228.494          170.404
   04/28/95             350.000          235.691          169.488
   05/31/95             360.000          241.773          173.502
   06/30/95             350.000          261.365          187.696
   07/31/95             300.000          280.573          197.880
   08/31/95             320.000          286.254          197.343
   09/29/95             320.000          292.865          200.918
   10/31/95             320.000          291.187          197.394
   11/30/95             290.000          298.033          196.354
   12/29/95             250.000          296.505          189.925



         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 1983, Foto Fair International, Inc. ("FFI"), a wholly-owned subsidiary of Progressive, merged into the Company. Progressive is 98% owned by Michael F. Adler and his family. Mr. Adler is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, and a director and executive officer of Progressive. In connection with such merger, the Company acquired the business and assets of FFI, which primarily was the management by FFI of the businesses of National Photo Labs, Inc. ("NPL") and National Photo Labs II, Inc. ("NPL II"), both of which were engaged in the one-hour photo processing business. NPL owned three stores during part of 1995; it closed two of the stores and sold one to the Company for $147,409. NPL was dissolved in November 1995. Directors and executive officers of the Company own 23% of the outstanding common stock of NPL II and owned 16% of the outstanding common stock of NPL. NPL II owns one one-hour photo processing store. The store owned by NPL II and the stores owned by NPL are or were managed by the Company pursuant to management agreements and are or were operated as One Hour MotoPhoto stores under franchise agreements. The management agreements provide for an annual incentive fee based on cash generated. The franchise agreements provide for monthly royalties equal to the greater of 5% of net sales or $1,000 per store. During the year ended December 31, 1995, the Company received from NPL and NPL II total revenues of approximately $410,994, including all royalty and incentive fees paid and revenues derived from the sale by the Company to NPL and NPL II of operating supplies and merchandise. This amount constituted approximately 1.0% of the Company's total revenues.

    The terms of the merger of FFI and the Company described above were all determined by arms' length negotiation between the Company and Progressive, prior to Progressive's becoming a shareholder of the Company. The merger with FFI was approved by the shareholders of the Company.

    Progressive purchased a One Hour MotoPhoto store from the Company and signed a franchise agreement for the store, effective as of January 1, 1996. The purchase price of the store was $64,000, its book value as of December 31, 1995.

    The Company's corporate offices are located at 4444 Lake Center Drive, Dayton, Ohio 45426. The building in which the Company's offices are located is 76% owned by Michael F. Adler, members of Mr. Adler's family, David A. Mason, and Leonard S. Swartz. Such offices, consisting of approximately 33,000 square feet on approximately 2.4 acres of land, have been leased by the Company pursuant to a lease agreement which commenced on July 1, 1989 and which has been extended through 1999. In July 1990, the lease terms were amended to provide for rent payable as follows: $12,792 per month through June 1992; $16,097 per month from July 1992 through June 1994; and $18,083 per month from July 1994 through June 1999. During 1995, the Company made lease payments totaling $216,996.

    Pursuant to the employment contract for Frank M. Montano when he joined the Company in 1992, the Company advanced him moving expenses, the cost of temporary housing in Dayton for a limited period of time, and a monthly living allowance until Mr. Montano's home was sold. In connection with this arrangement, upon the sale of his home in 1993, Mr. Montano executed a promissory note for $52,036, the amount of the moving expenses and temporary housing and living allowances; so long as Mr. Montano is still employed by the Company, one-sixth of the principal will be forgiven on each anniversary date of the sale of his home.

    The foregoing transactions were and all future transactions with or loans to officers, directors, key employees or their affiliates will be approved by a majority of the members of the Board of Directors who were not officers of the Company and/or were not interested in the transaction.

    Harry D. Loyle is a shareholder, officer and director in three One Hour MotoPhoto franchisees -- Corral Photographic Corporation, B&H Management Services, Inc., and The Positive Negative, Inc. Each such franchisee owns and operates one store under a One Hour MotoPhoto franchise agreement which provides for a royalty fee of six percent of net retail sales. For part of 1995, Mr. Loyle also owned and operated a One Hour MotoPhoto store in Absecon, New Jersey under a similar One Hour MotoPhoto franchise agreement. During 1995, these four franchises paid royalty and advertising fees of $50,172. Total revenues derived by the Company from such stores were $280,692, which constituted approximately 0.7% of the Company's total revenues.

    In addition, Mr. Loyle is owner and President of ProMoto Management Corporation, which acts as an area developer for the Company pursuant to an area development agreement. As Area Developer, ProMoto Management Corporation receives a portion of the initial franchise fee as compensation for the recruitment of a franchisee in its area and also receives a portion of the royalty paid to the Company by any franchised store in its area (including the stores owned by the three franchisees named above) as compensation for performing training, marketing, quality control and other services which would otherwise be performed by the Company. During 1995, the Company paid ProMoto Management Corporation fees of $359,745. The terms of the Company's area development agreement with ProMoto Management Corporation are the same as those in the agreements of most of the Company's other area developers.

    Jay Adler, son of Michael F. Adler, President, Chairman of the Board and Chief Executive Officer of the Company, is President of Franchise Development and Management Corporation, which acts as an area developer for the Company pursuant to an area development agreement. During 1995, the Company paid Franchise Development and Management Corporation fees of $260,921. The terms of the Company's area development agreement with Franchise Development and Management Corporation are on substantially the same terms as those offered to the Company's other area developers during the period in which the agreement was entered into.

            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Ernst & Young LLP, independent certified public accountants, have been reappointed by the Board of Directors of the Company as independent auditors for the Company and it subsidiaries to examine and report on its financial statements for 1995. Ernst & Young LLP have been auditors of the accounts of the Company since November 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                    PROPOSALS OF SHAREHOLDERS

    The Board of Directors will consider proposals of shareholders intended to be presented for action at the 1996 Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1996 Annual Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 4444 Lake Center Drive, Dayton, Ohio 45426, no later than January 3 1997 If the date of next year's shareholders' meeting is advanced by more than 30 days or delayed for more than 90 days, the Company will advise all shareholders of the change in the date by which shareholder proposals must be received.

                          OTHER MATTERS

    The Board of Directors does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. If any other matters properly come before the meeting or any adjournment of the meeting, the persons named on the accompanying proxy intend to vote the shares represented by them in accordance with the recommendations of the Board of Directors.

                          REVOCABLE PROXY
                          MOTO PHOTO, INC.

         PLEASE MARK VOTES
X        AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                   OF DIRECTORS


     The undersigned hereby appoints Michael F. Adler, David A. Mason and Jacob A. Myers as Proxies, or any of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the share of Voting Common Stock of Moto Photo Inc., held of record by the undersigned on April
29, 1996, at the Annual Meeting of Shareholders to be held on June 27, 1996, or any adjournament thereof.



1.   ELECTION OF DIRECTORS      For      Withhold     For All Except


     Adler, Benson, Charm, Dawes, Loyle, Mason, and Thomsen

     INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.



2.   In their discretion, the Proxies     For     Against    Abstain
     are authorized to vote upon such
     other business as may properly
     come before the meeting.

     This proxy, when properly executed, will be voted as specified be the shareholders. If no specification is made, the proxy will be voted FOR the election of all of the nominees listed in Item 1.
     If any other matters are brought before the meeting or if a nominee for election as a director named in the proxy statement for election as a director is unable to serve or for good cause will not serve, the proxy will be voted in accordance with the recommendations of the Board on such matters or for such substitute nominees as the Board may recommend.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by this proxy.


     Please be sure to sign and date this Proxy in the box below.


                                         Date



     Shareholder sign above             Co-holder (if any) sign above



 Detach above card, sign, date and mail in postage paid envelope provided.

     Please date this proxy, sign EXACTLY as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If shares are registered in more than one name, signatures of all such persons are required.


                         PLEASE ACT PROMPTLY
                SIGN, DATE & MAIL YOUR PROXY CARD TODAY